Exhibit 99.1

Activist Investing LLC	Custodian Ventures LLC
1185 Avenue of the Americas, 3rd Floor	3445 Lawrence Avenue
New York, New York 10036	Oceanside, New York 11572

DAVID ELLIOT LAZAR

1185 Avenue of the Americas, 3rd Floor

New York, New York 10036

November 30, 2020

DPW Holdings, Inc.

201 Shipyard Way, Suite E

Newport Beach, CA 92663

Attn.: Milton C. Ault III, Chief Executive Officer

Re:	Shares of Common Stock of Universal Security Instruments, Inc.

Dear Sir:

This letter is being delivered in connection with the purchase from Activist Investing LLC, Custodian Ventures LLC, and David Elliot Lazar (collectively, the “Seller”) by DPW Holdings, Inc. (the “Purchaser”) of the Seller’s collective 228,967 shares of common stock, par value $0.01 (the “Securities”), of Universal Security Instruments, Inc. (the “Company”) at a purchase price of $3.10 per share.

1.       Subject to the terms and conditions of this letter agreement, at the Closing (as defined below) Seller will sell, assign, transfer and convey to Purchaser, and Purchaser will purchase, the Securities for an aggregate purchase price of $709,797.70 (the “Purchase Price”). The purchase and sale of the Securities shall take place remotely via the exchange of documents and signatures, as soon as the shares are ready to be DWAC’d over to the buyer, but no later than 30 business days from the signing of this agreement. (which time and place are designated as the “Closing”). At the Closing, Seller shall initiate the electronic delivery of the Securities to Purchaser to the account listed on Exhibit A attached hereto and Purchaser will deliver the Purchase Price to Seller by wire transfer of immediately available funds to the bank account listed on Exhibit A attached hereto.

2.       Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing as follows (it being understood and agreed that since the term “Seller” is used to describe three persons, the following representations and warranties are made jointly and severally as among the persons comprising the “Seller”): (i) Seller has all requisite power and authority to execute and deliver this letter agreement and to consummate the transactions described herein, (ii) the execution and delivery by Seller of this letter agreement and the performance by Seller of its obligations hereunder have been duly authorized by all requisite action on the part of Seller and no other proceedings on the part of Seller are necessary to authorize the execution and delivery of this letter agreement and the consummation of the transactions contemplated hereby, (iii) this letter agreement has been duly executed and delivered by Seller and assuming due authorization, execution and delivery of this letter agreement by Purchaser constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (y) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, (iv) Seller owns, beneficially and/or of record, the Securities and has good and marketable title to the Securities, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, proxies, liens, charges, encumbrances, options and adverse claims or rights whatsoever (“Liens”), except for restrictions on transfer arising under applicable federal and state securities laws, (v) at the Closing, Seller will deliver to Purchaser good and valid title to the Securities, free and clear of all Liens, except for restrictions on transfer arising under applicable federal and state securities laws, (vi) no suit, action or other proceeding is pending or, to the knowledge of the Seller, threatened before any governmental authority seeking to restrain the Seller or prohibit the Seller’s entry into this letter agreement or prohibit the Closing, and (vii) the execution and delivery of this letter agreement and the performance by Seller of its obligations hereunder will not (x) other than with respect to Mr. Lazar, violate or breach any provision of Seller’s organizational or governing documents, (y) violate or breach any statute, law, rule, regulation or order by which Seller or any of its properties may be bound or (z) breach, or result in a default under, any contract to which Seller is a party or by which Seller or any of its properties may be bound.

3.       Seller acknowledges that Purchaser (a) now possesses and may hereafter possess certain non-public information concerning the Company and its affiliates and/or the Securities (the “Non-Public Information”) that may or may not be known by Seller which may constitute material information with respect to the foregoing, and (b) is relying on this letter agreement and would not enter into a transaction to purchase the Securities from Seller absent this letter agreement.  Seller agrees to sell the Seller’s Securities to Purchaser notwithstanding that it is aware that such Non-Public Information exists and that Purchaser may not have disclosed all Non-Public Information to it.  Seller acknowledges that it is a sophisticated seller with respect to the purchase and sale of securities such as the Securities and that Purchaser has no obligations to Seller to disclose such Non-Public Information and that if the Non-Public Information were fully disclosed to Seller, the Non-Public Information could foreseeably affect Seller’s willingness to enter into this letter agreement and the price that Seller would be willing to accept to sell the Securities. Moreover, such Non-Public Information may indicate that the value of the Securities is substantially lower or higher than the Purchase Price. Additionally, Seller acknowledges that it has adequate information concerning the Securities, and the business and financial condition of the Company and its affiliates, to make an informed decision regarding the sale of the Securities, and has independently and without reliance upon Purchaser, and based upon such information as the Seller has deemed appropriate, made its own analysis and decision to sell the Securities to Purchaser. Seller is experienced, sophisticated and knowledgeable in the trading of securities and other instruments of private and public companies and understands the disadvantage to which it may be subject on account of any disparity of the access to, and possession of, such Non-Public Information between Seller and Purchaser. Seller has conducted an independent evaluation of the Securities to determine whether to enter into this letter agreement and, notwithstanding the absence of access by Seller to the Non-Public Information known by Purchaser, Seller is desirous of entering into this letter agreement and consummating the transactions contemplated hereby. Seller, because of, among other things, its business and financial experience, is capable of evaluating the merits and risks of the transactions contemplated by this letter agreement and of protecting its own interests in connection with this letter agreement.

4.       Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing as follows: (i) Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) Purchaser has all requisite power and authority to execute and deliver this letter agreement and to consummate the transactions described herein, (iii) the execution and delivery by Purchaser of this letter agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by all requisite action on the part of Purchaser and no other proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this letter agreement and the consummation of the transactions contemplated hereby, (iv) this letter agreement has been duly executed and delivered by Purchaser and assuming due authorization, execution and delivery of this letter agreement by Seller constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (y) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (v) the execution and delivery of this letter agreement and the performance by Purchaser of its obligations hereunder will not (x) violate or breach any provision of Purchaser’s organizational or governing documents, (y) violate or breach any statute, law, rule, regulation or order by which Purchaser or any of its properties may be bound or (z) breach, or result in a default under, any contract to which Purchaser is a party or by which Purchaser or any of its properties may be bound.

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5.       Purchaser acknowledges that Seller (a) now possesses and may hereafter possess Non-Public Information that may or may not be known by Purchaser which may constitute material information with respect to the foregoing, and (b) is relying on this letter agreement and would not enter into a transaction to sell the Securities to Purchaser absent this letter agreement.  Purchaser agrees to purchase the Seller’s Securities from Seller notwithstanding that it is aware that such Non-Public Information exists and that Seller may not have disclosed all Non-Public Information to it.  Purchaser acknowledges that it is a sophisticated purchaser with respect to the purchase and sale of securities such as the Securities and that Seller has no obligations to Purchaser to disclose such Non-Public Information and that if the Non-Public Information were fully disclosed to Purchaser, the Non-Public Information could foreseeably affect Purchaser’s willingness to enter into this letter agreement and the price that Purchaser would be willing to pay to purchase the Securities. Moreover, such Non-Public Information may indicate that the value of the Securities is substantially lower or higher than the Purchase Price. Additionally, Purchaser acknowledges that it has adequate information concerning the Securities, and the business and financial condition of the Company and its affiliates, to make an informed decision regarding the purchase of the Securities, and has independently and without reliance upon Seller, and based upon such information as the Purchaser has deemed appropriate, made its own analysis and decision to purchase the Securities from Seller. Purchaser is experienced, sophisticated and knowledgeable in the trading of securities and other instruments of private and public companies and understands the disadvantage to which it may be subject on account of any disparity of the access to, and possession of, such Non-Public Information between Purchaser and Seller. Purchaser has conducted an independent evaluation of the Securities to determine whether to enter into this letter agreement and, notwithstanding the absence of access by Purchaser to the Non-Public Information known by Seller, Purchaser is desirous of entering into this letter agreement and consummating the transactions contemplated hereby. Purchaser, because of, among other things, its business and financial experience, is capable of evaluating the merits and risks of the transactions contemplated by this letter agreement and of protecting its own interests in connection with this letter agreement.

6.       Seller does for itself and its successors and/or assigns, hereby irrevocably forever release, discharge and waive any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees, or damages of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, against the Purchaser or any of its affiliates, including, without limitation, any and all of its present and/or past directors, officers, members, partners, employees, fiduciaries, agents or accounts under management, and their respective successors and assigns (collectively, the “Purchaser Released Parties”), arising on or prior to the date hereof, which are based upon, arise from or in any way relate to or involve, directly or indirectly, Purchaser’s failure to disclose all or any portion of the Non-Public Information known by it to Seller in connection with the transfer of the Securities by Seller to Purchaser. Seller also agrees that it shall not institute or maintain any cause of action, suit, complaint or other proceeding against any of the Purchaser Released Parties as a result of such Purchaser Released Parties’ failure to disclose fully such Non-Public Information to Seller or otherwise in connection with this letter agreement.

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7.       Purchaser does for itself and its respective successors and/or assigns, hereby irrevocably forever releases, discharges and waives any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees, or damages of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, against the Seller or any of its respective affiliates, including, without limitation, any and all of their present and/or past directors, officers, members, partners, employees, fiduciaries, agents or accounts under management, and their respective successors and assigns (collectively, the “Seller Released Parties”), arising on or prior to the date hereof, which are based upon, arise from or in any way relate to or involve, directly or indirectly, Seller’s failure to disclose all or any portion of the Non-Public Information known by it to Purchaser in connection with the transfer of the Securities by Seller to Purchaser.  Purchaser also agrees that it shall not institute or maintain any cause of action, suit, complaint or other proceeding against any of the Seller Released Parties as a result of such Seller Released Parties’ failure to disclose fully such Non-Public Information to Purchaser or otherwise in connection with this letter agreement.

8.       Each of Seller and Purchaser agrees that this letter agreement, including, without limitation, the representations, warranties, agreements, waivers, releases, acceptances and acknowledgments contained herein, shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and assigns, and shall survive the execution and delivery of this letter agreement and the consummation of the sale of Seller’s Securities to Purchaser.

9.       This letter agreement constitutes the entire agreement between the parties, supersedes any prior agreements and understandings, written or oral, between the parties with respect to the subject matter of the agreement, and contains the only representations or warranties on which the parties are entitled to rely.

10.       This letter agreement may be executed in counterparts.

11.       This letter agreement shall be construed in accordance with the laws of the State of New York and the parties agree to and accept the exclusive jurisdiction of the courts of appropriate jurisdiction sitting in the Borough of Manhattan, City of New York, New York with respect to any action relating to this letter agreement. The parties hereto agree that irreparable damage would occur if any provision of this letter agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this letter agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York or any New York state court, in addition to any other remedy to which they are entitled at law or in equity.

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Please indicate your acknowledgment and agreement to the foregoing by signing below where indicated.

SELLER:

Activist Investing LLC

By:	/s/ David Elliot Lazar
	Name:	David Elliot Lazar
	Title:	Chief Executive Officer

Custodian Ventures LLC

By:	/s/ David Elliot Lazar
	Name:	David Elliot Lazar
	Title:	Chief Executive Officer

/s/ David Elliot Lazar
David Elliot Lazar

ACKNOWLEDGED AND AGREED

AS OF THE DATE FIRST WRITTEN ABOVE:

PURCHASER:

DPW Holdings, Inc.

By:	/s/ Milton C. Ault III
	Name:	Milton C. Ault III
	Title:	Chief Executive Officer

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